KPMG LLP 2500 Ruan Center 666 Grand Avenue Des Moines, IA 50309

March 9, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Webster City Federal Bancorp and, under the date of March 16, 2015, we reported on the consolidated financial statements of Webster City Federal Bancorp and subsidiaries as of and for the years ended December 31, 2014 and 2013. On October 12, 2015, we were dismissed. We have read the statements included under Change in Accountants in the registration statement on Form S-1 dated March 9, 2016 filed by WCF Bancorp, Inc., and we agree with such statements, except we are not in a position to agree or disagree with the statements that 1) prior to engaging RSM US LLP (RSM), Webster City Federal Bancorp did not consult with RSM during the years ended December 31, 2015 and 2014 on the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered on Webster City Federal Bancorp’s financial statements, or any matter that was the subject or a disagreement or a reportable event as those terms are defined in Item 304(a)(1) of Regulation S-K and the related instructions, and 2) the engagement of RSM was approved by the audit committee of the Board of Directors of Webster City Federal Bancorp.

Very truly yours,

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.